Exhibit 10.20

LUTHER BURBANK CORPORATION AND SUBSIDIARIES

PHANTOM STOCK PLAN

This LUTHER BURBANK CORPORATION AND SUBSIDIARIES PHANTOM STOCK PLAN (the “Plan”) is adopted as of the 1st day of January 2011, by Luther Burbank Corporation, a California corporation located in Santa Rosa, California, and its subsidiaries (the “Company”).

The purpose of this Plan is to encourage executives, key officers, and directors to remain with the Company, and reward such participating individuals for their contributions to the long-term success of the Company.  The Company will pay all benefits under this Plan from its general assets.  This Plan shall be unfunded for tax purposes.

ARTICLE 1
DEFINITIONS

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Section 1.1.                                 “Administrator” means the Company in its capacity as the Administrator of the Plan, or such person or committee as may be exercising the authority of the Administrator as provided in Section 7.1.

Section 1.2.                                 “Award” means the award of shares of Phantom Stock, if any, that shall be the basis for any benefits under the Plan.

Section 1.3.                                 “Award Agreement” means the form established and approved by the Administrator that designates the Award amount granted to a Participant and any performance or service vesting criteria necessary for the Participant to receive an Award.

Section 1.4.                                 “Award Date” means the date as of which Awards are granted to a Participant, as defined in the Participant’s Award Agreement.

Section 1.5.                                “Award Price” for Award(s) granted on the Award Date is equal to Luther Burbank Corporation’s Current Book Value as defined in Section 1.7 divided by the number of total common shares outstanding as of the Award Date.

Section 1.6.                                 “Beneficiary Designation Form” means the form established and approved from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more beneficiaries.

Section 1.7.                                “Book Value” as of any date means the book value of Luther Burbank Corporation as of the most recent valuation date established by the Administrator, which is equal to the Company’s total equity capital on such date plus any Discretionary Dividends paid since December 31, 2010.

Section 1.8.                                 “Benefit Payment Election Form” means the form established and approved by the Administrator that a Participant completes, signs and returns to the Administrator to designate the timing of normal benefit payments under the Plan.

Section 1.9.                                 “Board” means elected or appointed members of the Board of Directors of the Company, as constituted from time to time.

Section 1.10.                          “Cause” means the Participant’s Separation from Service for any of the following, as determined by the Administrator:

(a)                                 Gross negligence or gross neglect of duties;

(b)                                 Commission of a felony or of a misdemeanor involving moral turpitude;

(c)                                  Actions adverse to the interests of the Company, including but not limited to fraud, disloyalty, dishonesty, or willful violation of any law or significant Company policy committed in connection with the Participant’s employment; or

(d)                                 An order for removal of the Participant by the Company’s banking regulators.

Section 1.11.                         “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

Section 1.12.                         “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.13.                         “Committee” means Board elected or Board appointed members of the Compensation Committee of the Company, as constituted from time to time.

Section 1.14.                         “Default Payment Date” means the last day of the third month subsequent to the five (5) year anniversary of the Award Date.

Section 1.15.                         “Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  Medical determination of Disability may be made, in the Administrator’s discretion, by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company, or by such other method as the Administrator may determine.  The Participant must submit proof of Disability in such form as the Administrator may require.

Section 1.16.                         “Discretionary Dividends” means any amounts paid to Luther Burbank Corporation’s shareholders not intended for the Subchapter S federal and franchise tax obligations of such shareholders as a result of the Company’s consolidated taxable income for any year.

Section 1.17.                         “Participant” means an employee or director of the Company who has been selected to participate in the Plan and who has completed any forms required for participation by the Administrator.

Section 1.18.                         “Payment Date” means, for each Award, the later of the Default Payment Date or the date designated by the Participant on the Benefit Payment Election Form.  Awards are subject to a vesting schedule as defined in the Award Agreement.

Section 1.19.                         “Phantom Stock” means a contractual right to receive an amount in cash equal to one (1) share of Phantom Stock, as determined in accordance with Article 4 of the Plan, subject to a vesting schedule defined in the Award Agreement.

Section 1.20.                         “Phantom Stock Account” means an entry on the records of the Company equal to the total number of Phantom Stock shares credited to the Participant for a given Plan Year in accordance with Section 4.1 of this Plan.  The value of the Phantom Stock Account shall be determined in accordance with Section 1.21.

Section 1.21.                         “Phantom Stock Account Value” means the aggregate value, including any appreciation or depreciation, of all Phantom Stock shares credited to the Participant’s Phantom Stock Account.  Except in the event of a Change in Control or a Separation from Service initiated by the Company without Cause within ninety (90) days prior to a Change in Control, the value of each Phantom Stock share shall be equivalent to the Book Value of one (1) share of Phantom Stock as of the last day of the fiscal quarter preceding the valuation date.  In the event of a Change in Control or a Separation from Service initiated by the Company without Cause within ninety (90) days prior to a Change in Control, the value of each Phantom Stock share shall be equivalent to the sales price per one (1) share of Phantom Stock, as determined by the terms of the Change in Control, plus any Discretionary Dividends per share paid since December 31, 2010.

Section 1.22.                         “Plan Year” means a twelve-month period commencing on the Award Date and ending on the day that is 12 months after this date.

Section 1.23.                         “Separation from Service” means that the Participant’s service, as an employee, director, or independent contractor, to the Company and all members of any controlled group as defined in Section 414(b) or (c) of the Code to which the Company belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Company or the death of the Participant.  For an employee, whether a termination of employment—and therefore Separation from Service—takes place is determined in accordance with the requirements of Code Section 409A based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Company and the Participant intended for the Participant to provide significant services for the Company following such termination.  For purposes of this Plan, a Participant terminates employment as of the date the Company and the Participant reasonably anticipate that (i) no further services will be performed by the Participant in any capacity including as a Director of the Company or other independent contractor, or (ii) that the level of bona fide services the Participant will perform (whether as a employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period (or the employee’s entire period of employment if shorter).

The Participant’s employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract.  If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first date immediately following such six (6) month period.

ARTICLE 2
ELIGIBILITY, PARTICIPATION AND AWARDS

Section 2.1.                                 Selection by Administrator.  Participation in the Plan shall be limited to a select group of employees and directors of the Company, as determined by the Administrator.  Each Participant will be notified in writing that he or she has been selected as a Participant in the Plan.  In no event shall any employee or director be considered a Participant, or have any rights under this Plan, until he or she has been notified in writing of his or her selection, and has received an Award Agreement.

Section 2.2.                                 Enrollment Requirements.  As a condition to participation, each selected Participant shall complete, execute and return to the Administrator an Award Agreement, a Beneficiary Designation Form, and a Beneficiary Payment Election Form.  In addition, the Administrator shall establish from time to time such other enrollment and eligibility requirements as it determines in its sole discretion are necessary.

Section 2.3.                                 Eligibility; Commencement of Participation.  Provided each Participant in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that Participant will be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

Section 2.4.                                 Termination of Participation and/or Eligibility.  If the Administrator determines that a Participant no longer qualifies as a member of a select group of management, or as a highly compensated employee, or as a director or, in its discretion, decides that the Participant should no longer be eligible to participate in the Plan, the Administrator shall have the right, in its sole discretion, to terminate the Participant’s participation in the Plan.  In such event, all Awards previously granted to such Participant shall remain in effect in accordance with their terms, but the Participant shall be ineligible to receive any further Awards.

Section 2.5.                                 Awards.  All Awards will be evidenced by a signed Award Agreement in such form as the Administrator shall determine.

Section 2.6.                                 Vesting in Awards.  Subject to Sections 5.3, 5.4, and 8.2, the terms of vesting will be defined in each Participant’s Award Agreement.

ARTICLE 3
EARNING OF AWARDS

Section 3.1.                                Awards.  Awards, if any, are provided at the discretion of the Administrator and will be based on Company and/or individual performance criteria that have been pre-established and communicated to Participants via the Award Document.  As the Plan develops and priorities change, the Administrator, in its discretion, may revise performance measures and goals.  In addition, the Administrator may provide discretionary Awards without any associated performance conditions.

Section 3.2.                                Performance-Based Awards.  For Awards that are made subject to performance conditions, an Award range will be set by the Administrator for each Participant and set forth in the Award Document.

Section 3.3.                                Clawback.  If the Administrator determines, in its discretion, that a Participant received an Award that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining or setting such retention Award or incentive compensation, then the Administrator shall determine the amount of any such Award that was paid as a result of such materially inaccurate financial statements, reviews, gains, or other materially inaccurate criteria (the “Overpayment Amount”).  The Administrator shall, promptly after making such determination, send the Participant a notice of recovery (“Recovery Notice”) which shall specify the Overpayment Amount and the terms for prompt repayment thereof.  The Company shall have the right to offset the Overpayment Amount against any other Award, or any other amount payable to the Participant, to the maximum extent permitted by law.

ARTICLE 4

PHANTOM STOCK ACCOUNT

Section 4.1.                                Establishing and Crediting.  The Company shall establish a Phantom Stock Account on its books for the Participant and shall credit to the Phantom Stock Account amounts as determined by the following:

Section 4.2.                                Awards.  An Award amount value will be determined for each Participant by the Administrator.  The Administrator has adopted an equity valuation formula to determine the number of Phantom Stock shares needed to equal the Award amount for each Participant.

The example below shows how many shares are needed to equal a value of $30,000 for an Award granted as of January 1, 2011.

Award	$30,000
Book Value of Luther Burbank Corporation at 12/31/2010	$257,452,433
Total Common Shares Outstanding	210,000

Award Price (“Book Value”) per Phantom Stock Share

$257,452,433 / 210,000 = $1,225.96

Number of Phantom Stock shares Awarded $30,000 / $1,225.96	24.471

As demonstrated in the formula above, the Company would award 24.471 shares of Phantom Stock to equal a base value of $30,000.  All awarded shares will be rounded to the nearest third decimal (thousandths) place. The Participant will receive the aggregate value plus or minus the appreciation or depreciation on such shares as determined in Section 1.21.  The Committee shall have the right to change the method of determining Award values with respect to new Awards at any time.

Section 4.3.                                Extraordinary Items.  In the event of any change in the outstanding shares of Luther Burbank Corporation’s common stock that occurs after the establishment by the Company of the Participant’s Phantom Stock Account by reason of a stock dividend or split, public offering, recapitalization, merger, consolidation, combination, exchange of shares where in each case shares are issued with or without additional consideration and as to which the Company is a surviving corporation, or other similar corporate change, the number, kind, value and price of Phantom Stock shares subject to this Plan to the extent then outstanding shall be adjusted by the Company, whose determination shall be conclusive.

Section 4.4.                                 Valuation.  The Phantom Stock Account Value is defined in Section 1.21.  In no event will the value of the Phantom Stock Account due to a Participant under this Plan increase or decrease after the Awards are 100% vested, except for an increase due to interest on deferred payment amounts or an increase in the event of a Change in Control.  If any portion of the Phantom Stock Account is payable after the Default Payment Date, the Phantom Stock Account Value with respect to such portion as of the Default Payment Date shall not be revalued, but shall be credited with interest at the end of each month until paid at a rate equal to the Company’s one-year jumbo certificate of deposit account, or such other rate as the Administrator may determine, except in the case of a Change in Control.

Section 4.5.                                Statement of Accounts.  The Company shall use reasonable efforts to provide to each Participant, within a reasonable time following the Plan Year of the Award and immediately prior to the payment of any benefits, a statement setting forth the balance in the Phantom Stock Account; provided that the failure to provide such statement shall not result in any liability.

Section 4.6.                                 Accounting Device Only.  The Phantom Stock Account is solely a device for measuring amounts to be paid under this Plan.  The Phantom Stock Account is not a trust fund of any kind.  The Participant is a general unsecured creditor of the Company for the payment of benefits and any assets set aside by the Company to pay the benefits hereunder shall remain the Company’s assets until paid.  The benefits represent the mere Company promise to pay such vested benefits.  The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

ARTICLE 5
BENEFITS

Section 5.1.                                 Normal Benefit.  Subject to Article 6, other provisions of this Article 5 and the Benefit Payment Election Form, upon the Payment Date for each Award, the Company shall pay to the Participant the value of the Phantom Stock Account for such Award in a lump sum in cash on the Payment Date for such Award.

Section 5.1.1                         Election of Payment Date. Each Participant may elect a Payment Date for each Award that is later than the Default Payment Date, or may elect payment in installments commencing on the Payment Date (which installments shall be considered a single payment for purposes of Section 409A)  by specifying the Payment Date or payment method on the Benefit Payment Election Form.  Such Payment Date and method must be specified not later than one of the following dates:

(a)                                 The last day of the year prior to the year in which the Award is granted;

(b)                                 In the case of a newly hired employee who has never previously been eligible to participate in the Plan or in any other deferred compensation plan that is required to be aggregated with the Plan under Section 409A, the date on which the Award is granted;

(c)                                  The date that is not later than thirty (30) days after the date the Award is granted, and which is twelve (12) months before the earliest date on which any portion of the Award can vest, other than by reason of death, Disability, or Change in Control; or

(d)                                 At least one year prior to the Default Payment Date, provided that the Payment Date elected is at least five (5) years later than the Default Payment Date.

All such elections shall be made in accordance with procedures specified by the Administrator, and subject to such conditions as the Administrator may require.  After the first day of the year to which such election relates, the election shall be irrevocable and may not be subsequently modified in any respect, except as otherwise provided in Section 5.7.

Section 5.2.                                 Separation from Service.  Upon Separation from Service other than due to a Change in Control, the Company shall pay to the Participant the vested portion of the Phantom Stock Account within sixty (60) days following such Separation from Service in a lump sum in cash.  All unvested amounts shall be forfeited.  Notwithstanding any provision of this Plan to the contrary, if the Participant’s Separation from Service is for Cause, the Company shall not pay any benefit under this Plan and the Participant’s Phantom Stock Account shall be immediately forfeited.

Section 5.3.                                Change in Control.  Upon a Change in Control while the Participant is employed, the Participant shall become one hundred percent (100%) vested in the Phantom Stock Account, and the value of any award not yet distributed at the time of a Change in Control will be equal to the value of the Phantom Stock Account at that time as defined in Article 4.  The Participant’s Phantom Stock Account shall be distributed in a lump sum within sixty (60) days following the Change in Control.  If a Participant is terminated by the Company without Cause, and a Change in Control occurs within ninety (90) days after the Separation from Service, the Participant shall be paid the excess, if any, of the full value of the Participant’s Phantom Stock Account, taking into account the Change in Control and including any portion that was forfeited upon Separation from Service, over the amount that was paid or payable to the Participant upon the Separation from Service.  Such amount shall be paid to the Participant in a lump sum within sixty (60) days after the Change in Control; provided that if the amount payable upon the Separation from Service has not been paid at the time of the Change in Control, it shall be paid in accordance with Section 5.2 and 5.5.

Section 5.4.                                 Death or Disability Benefit.  Upon Separation from Service due to death or Disability of the Participant, the Participant shall become one hundred percent (100%) vested in the Phantom Stock Account.  The Company shall pay to the Participant, or the Participant’s designated beneficiary as the case may be, the Phantom Stock Account in a lump sum within sixty (60) days following Separation from Service due to Disability or the Participant’s death.

Section 5.5.                                Restriction on Timing of Distribution.  Notwithstanding any provision of this Plan to the contrary, if the Company, or any member of a controlled group as defined in Code Section 414(b) or (c) of which the Company is a member, has any class of stock that is publicly traded on an established securities market or otherwise, and if the Participant is considered a “specified employee,” as defined in Section 409A of the Code, distribution under Sections 5.2 or 5.4 (for Disability only) may not commence earlier than six (6) months after the date of Separation from Service, or if earlier on the date of the Participant’s death.  Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the

Participant in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

Section 5.6.                                 Distributions Upon Income Inclusion Under Code Section 409A. If any amount is required to be included in income by any Participant prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A, the Participant may petition the Administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Participant’s income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Plan to meet the requirements of Code Section 409A, within ninety (90) days.  Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

Section 5.7.                                 Change in Form or Timing of Distributions.  For distribution of benefits hereunder, a Participant and the Administrator may, subject to the terms of Article 8, amend any Award Agreement to delay the timing or change the form of distribution of the Award.  Any such amendment:

(a)                                 may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)                                 if such amendment changes the Payment Date, must be made at least twelve (12) months prior to the Payment Date and must defer the Payment Date by at least five (5) years;

(c)                                  if such amendment changes the time at which an amount is paid by reason of a Separation from Service (including a Separation from Service due to Disability), or a Change in Control, such amendment must defer the payment until at least five (5) years from the date on which the payment would otherwise have been made, and if the Separation from Service or Change in Control occurs within twelve (12) months after the date of the amendment, the amendment shall be null and void;

(d)                                 if such amendment changes the time at which an amount is paid by reason of the Participant’s death, and the Participant dies within twelve (12) months after the date of the amendment, the amendment shall be null and void;

(e)                                  if the amendment provides for payment in installments in lieu of a lump sum, must be made at least twelve (12) months prior to the Payment Date and must defer the Payment Date by at least five (5) years ; and

(f)                                   must in all other respects comply with Code Section 409A and the regulations thereunder, as determined by the Administrator in its sole discretion.

ARTICLE 6
BENEFICIARIES

Section 6.1.                                 Beneficiary Designations.  The Participant shall designate a beneficiary by filing a written designation with the Company.  The Participant may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Participant and accepted by the Company during the Participant’s lifetime.  The Participant’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant, or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Participant dies without a valid beneficiary designation, all payments shall be made to the personal representative of the Participant’s estate.

Section 6.2.                                 Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person, or to such other person as the Administrator may determine in its sole discretion.  The Administrator may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE 7
ADMINISTRATION; CLAIMS AND REVIEW PROCEDURES

Section 7.1.                                 Administration.  The Company shall be the Administrator of the Plan, and shall have full authority and discretion to administer and interpret the Plan, to select Participants, to grant Awards and determine the terms of Awards and Award Agreements, to adopt rules and procedures necessary or appropriate for the administration of the Plan, to interpret and construe all terms of the Plan and Award Agreements, and to make all determinations related to eligibility to participate in the Plan, and the grant, valuation, payment, and interpretation of Awards.  All determinations made in good faith by the Administrator shall be final and binding on all persons.  The authority of the Company as Administrator shall be exercised by the Board or by such committee to whom the Board may delegate such authority.  In the absence of any other delegation, such authority shall be exercised by the Committee.  The authority of the Administrator may also be exercised with regard to administrative and ministerial matters by the senior officer of the Company responsible for human resources matters or persons acting under his or her authority, subject to the oversight of the Committee.

Section 7.2.                                 Claims Procedure.  A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

Section 7.2.1                          Initiation — Written Claim.  The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

Section 7.2.2                         Timing of Administrator Response.  The Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

Section 7.2.3                         Notice of Decision.  If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of such denial.  The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                 The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Plan on which the denial is based,

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d)                                 An explanation of the Plan’s review procedures and the time limits applicable to such procedures.

Section 7.3.                                Review Procedure.  If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

Section 7.3.1                         Initiation — Written Request.  To initiate the review, the claimant, within 60 days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

Section 7.3.2                         Additional Submissions — Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as determined by the Administrator) to the claimant’s claim for benefits.

Section 7.3.3                         Considerations on Review.  In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Section 7.3.4                         Timing of Administrator Response.  The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

Section 7.3.5                         Notice of Decision.  The Administrator shall notify the claimant in writing of its decision on review.  The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                 The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Plan on which the denial is based, and

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as determined by the Administrator) to the claimant’s claim for benefits.

ARTICLE 8
AMENDMENTS AND TERMINATION

Section 8.1.                                Amendments.                         This Plan may be amended, altered, or suspended, in the sole discretion of and by action of the Administrator.  No amendment shall reduce the balance in any

Participant’s Phantom Stock Account without the Participant’s consent, but amendments may change the time at which Phantom Stock Accounts are distributed, subject to Section 5.7.  Any procedures or rules adopted by the Administrator with respect to the administration of the Plan that are inconsistent with any provision of the Plan that is administrative, technical or ministerial in nature shall be deemed an amendment to the Plan to the extent of the inconsistency.  The Administrator may amend outstanding Award Agreements without prior consent of the Participants to the extent necessary to comply with any applicable law, including any law governing the payment of compensation by financial institutions or Section 409A of the Code.

Section 8.2.                                Termination.  The Plan may be terminated at any time by action of the Company and no termination shall reduce the balance in any Participant’s Phantom Stock Account without the Participant’s consent.  Upon termination of the Plan under this Article, all outstanding Awards shall remain in effect and be paid in accordance with their terms; provided that the Company may, to the extent permitted by Code Section 409A, provide for some or all Awards to be fully vested and paid in full as a result of the termination.

ARTICLE 9
MISCELLANEOUS

Section 9.1.                                 Binding Effect.  This Plan shall bind the Participant and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

Section 9.2.                                 No Guarantee of Employment.  This Plan is not an employment policy or contract.  It does not give the Participant the right to remain an employee or director of the Company, nor does it interfere with the Company’s right to discharge the Participant.  It also does not require the Participant to remain an employee or director nor interfere with the Participant’s right to terminate employment or appointment at any time.

Section 9.3.                                 Non-Transferability.  Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Section 9.4.                                 Reorganization.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of, including but not limited to merger or consolidation into or with another company, reorganization, sale of substantially all of its assets to another company, firm, or person.  Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

Section 9.5.                                 Tax Withholding.  The Company shall withhold any taxes including but not limited to FICA and taxes owed under Code Section 409A from the benefits provided under this Plan.  The Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities.  The Company shall satisfy all applicable reporting requirements, including those under Code Section 409A.

Section 9.6.                                 Applicable Law.  The Plan and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

Section 9.7.                                 Unfunded Arrangement.  The Participant and beneficiary are general unsecured creditors of the Company for the payment of vested benefits under this Plan.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Participant’s life is a general asset of the Company to which the Participant and beneficiary have no preferred or secured claim.

Section 9.8.                                 Entire Agreement.  This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof.  No rights are granted to the Participant by virtue of this Plan other than those specifically set forth therein.

Section 9.9.                                 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein shall include the feminine, the plural shall include the singular and the singular shall include the plural.

Section 9.10.                          Severability.  If any part of the Plan is declared by any suit or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the plan.  Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Section 9.11.                         Compliance with Section 409A.  This Plan shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Company signs this Plan.

COMPANY:

LUTHER BURBANK CORPORATION AND SUBSIDIARIES

By:

Title: Chairman & CEO

By:

Title: President & COO

By:

Title: Senior Vice President & CFO

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
PHANTOM STOCK PLAN

BENEFICIARY DESIGNATION FORM

I designate the following as beneficiary of any death benefits under this Plan:

Primary:

Contingent:

Note:                  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company.  I further understand that pursuant to Section 6.1 of the Plan the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Printed Name:

Date

Accepted by the Administrator this     day of                     , 20  .

By

Title

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
PHANTOM STOCK PLAN

BENEFIT PAYMENT ELECTION FORM

Unless elected otherwise, the Default Payment Date of the Phantom Stock Account value attributed to this Award will be March 31, 201X.

I elect to receive payment of the Phantom Stock Account value attributed to the Award dated as of January 1, 201X at the following date(s):

Please check one:

☐            Lump sum in cash on March 31, 201X

☐            Lump sum in cash on March 31, 20     (not to exceed 10 years after March 31, 201X)

☐            Payable in      annual installments in cash beginning on March 31, 20     (final payment not to exceed 10 years after March 31, 201X)

Amounts deferred after March 31, 201X will have interest calculated and added to the Phantom Stock Account each month end at a rate equal to Luther Burbank Savings’ one-year jumbo certificate of deposit account.

Benefits paid prior to a Change in Control as determined by Section 1.11 will not be subject to any change in valuation.

All benefits will be paid in accordance with the Plan.

Signature

Printed Name:

Date

Accepted by the Administrator this     day of                     , 20  .

By:

Title:

LUTHER BURBANK CORPORATION AND SUBSIDIARIES

PHANTOM STOCK PLAN

AWARD DOCUMENT — SAMPLE

To receive any Award under the Plan for the time period beginning on January 1, 201X and ending December 31, 201X, all of the following minimum plan triggers must be attained.

I.                Plan Triggers

In determining the value of each award once plan triggers are achieved, the following Company performance goals will be taken into consideration and such award will be within the award value range herein defined.

I.                Performance Goals

II.           Award Value Range

0% to X.X% of Participant’s annual salary as of the Award Date

Subject to the terms of the Plan, if the performance criteria above are attained during the applicable performance period, the Company agrees to grant an Award to the Participant from the Luther Burbank Corporation and Subsidiaries Phantom Stock Plan.

Luther Burbank Corporation and Subsidiaries

By:

Title:

Date:

LUTHER BURBANK CORPORATION AND SUBSIDIARIES

PHANTOM STOCK PLAN

AWARD AGREEMENT

The Board of Directors of Luther Burbank Corporation and its Subsidiaries recognizes the important role you play in the success of the Company.  As such, the Board of Directors would like to reward you with a grant of Phantom Stock conditioned upon the conditions and terms contained within this individual award agreement (the “Award Agreement”).  Accordingly, the Company hereby grants you the right to earn the following:

1.	Name of Grantee:	Individual’s Name

2.	Award As-of-Date:	January 1, 201X

3.	Type of Equity Granted:	Phantom Stock

4.	Number of Equity Shares Granted:	Number of shares granted

5.	Award Price per Share:	$XXX.XX per share

6.	Vesting Schedule:

If Participant is employed by or an acting Director of the Company at the end of the fourth (4th) Plan Year following the Award Date or as determined by the Administrator the Participant shall become eighty percent (80%) vested and eligible to receive Plan benefits for such Award. If Participant is employed by or an acting Director of the Company at the end of the fifth (5th) Plan Year following the Award Date or as determined by the Administrator, the Participant shall become one hundred percent (100%) vested and eligible to receive Plan benefits for such Award.

7.	Summary of Grant:

The grant is governed by the terms of the Luther Burbank Corporation and Subsidiaries Phantom Stock Plan (the “Plan”). A copy of the Plan is available by contacting the Administrator as defined in the Plan. By accepting the grant, you agree to the terms of the Plan and this Award Agreement.

8.	Beneficiary Designation:

A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at any time by using the Beneficiary Designation Form. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the beneficiary shall be the Participant’s estate.

9.	Deferrals and Share Settlements:

Notwithstanding any other provision under the Plan, the Administrator may permit a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant by virtue of the settlement of the Phantom Stock shares.

Grantee Date	John Biggs, President & COO Date

Victor Trione, Chairman of the Board Date